EXHIBIT 10.65
KENNAMETAL INC.
CASH SETTLED LONG-TERM INCENTIVE AWARD
FOR CHINA-BASED EMPLOYEES
AwardDate: ____________________
Kennametal Inc. (the “Company”) hereby awards to «name» (the “Awardee”), as of the Award Date listed above, this Cash Settled Long-Term Incentive Award (the “Award”) for «number of award units» Award Units, subject to the terms and conditions of the Kennametal Inc. 2024 Stock and Incentive Plan (the “Plan”) and the additional terms listed below. Capitalized terms used herein, but not otherwise defined, shall have the same meaning ascribed to them in the Plan.
1.Notwithstanding any provisions of the Plan, each Award Unit represents the right to receive a cash payment from the Company (or an Affiliate or Subsidiary thereof, as applicable) equal to the Fair Market Value of one Share of the Company’s Capital (“Company Stock”) Award, par value $1.25 per share, subject to the Forfeiture Restrictions (defined below). Notwithstanding, Award Units as initially awarded have no independent economic value, but rather are mere units of measurement used for purpose of calculating the number of Award Units to be used in determining the amount of the cash payment, if any, to be made under the Award. All vested Award Units are paid in cash to the Awardee and in no circumstance is Company Stock awarded to the Awardee.
2.The prohibition against transfer and the obligation to forfeit and surrender the Award Units to the Company are herein referred to as “Forfeiture Restrictions.” The Award Units may not be sold, assigned, pledged, exchanged, hypothecated, gifted or otherwise transferred, encumbered or disposed of, except as described in the Plan, to the extent then subject to the Forfeiture Restrictions. The Forfeiture Restrictions will be binding upon, and enforceable against, any permitted transferee of the Award Units.
3.Provided that the Awardee does not Separate from Service and maintains Continuous Status as an Employee from the Grant Date through the lapse date, the Forfeiture Restrictions will lapse as to 100% of the Award Units on the second anniversary of the Grant Date.
4.The Awardee shall have only the Company's unfunded, unsecured promise to pay pursuant to the terms of this Award. The rights of the Awardee hereunder shall be that of an unsecured general creditor of the Company, and the Awardee shall not have any security interest in any assets of the Company (or an Affiliate or Subsidiary thereof). The Awardee shall not have any rights of ownership in Company Stock, including, but not limited to, the right to vote or accrue dividends on Company Stock .
5.The Award Units, to the extent then subject to the Forfeiture Restrictions, will be forfeited to the Company upon Separation from Service for any reason other than death, Disability, Retirement (including Early Retirement), or involuntary termination by the Company without cause or voluntary termination by the Awardee for Good Reason (a) within the six-month period immediately preceding a Change in Control in contemplation of such Change in Control (and the Change in Control actually occurs) or (b) during the two-year period following a Change in Control (a " Change in Control Separation"). In the event that the Awardee Separates from Service as a result of death, Disability, Retirement (including Early Retirement) or a Change in Control Separation, the vesting and/or forfeiture of the Award Units shall be determined as provided in the Plan.

6.Except as otherwise provided herein, a cash payment equal to the Fair Market Value of the Shares of Company Stock underlying the Award Units which are no longer subject to Forfeiture Restrictions shall be made to the Awardee on the lapse date (or as soon as reasonably practicable thereafter but in no event later than the 15th day of the third month following the end of the fiscal year in which the lapse date occurs), subject to the Awardee’s satisfaction of all applicable income and employment withholding taxes. For the avoidance of doubt, in the People’s Republic of China, the Company, per se, will not make such cash payment to the Awardee, instead, the Chinese local subsidiary of the Company will, using its own RMB funds, make such cash payment in RMB equal to the Fair Market Value at the current foreign exchange rate to the Awardee on the lapse date.
7.Notwithstanding anything to the contrary in this Award or the Plan, in the event that this Award is not accepted by the Awardee on or before the date that is 180 days from the Award Date noted herein (the “Forfeiture Date”), then this Award shall become null and void and all Award Units subject to this Award shall be forfeited by the Awardee as of the Forfeiture Date. For acceptance to be valid, the Awardee must accept this Award in the manner specified by the Company.
8.All other terms and conditions applicable to this Award are contained in the Plan. A copy of the Plan and related Prospectus is available on your accounts page at netbenefits.fidelity.com under Plan Information and Documents, as well as on The Hub under Human Resources.

KENNAMETAL INC.
By:     Michelle R. Keating
Title:     Vice President, Secretary and General Counsel